Exhibit 8.2

October 19, 2010

Costamare Inc.
60 Zephyrou Street &
   Syngrou Avenue
17564 Athens
Greece

Re:      Costamare Inc.

Dear Sirs:

          You have requested our opinion regarding the consequences of Marshall Islands taxation and Liberian taxation to Costamare (the “Company”) and the holders of common stock of the Company.

          In rendering our opinion as to such tax consequences, we have examined such documents as we have deemed necessary, including the Registration Statement and the prospectus (the “Prospectus”) included therein (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”) filed by the Company on Form F-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the sale by the Company, of up to 15,295,000 shares of common stock of the Company. We also have obtained such additional information as we have deemed relevant and necessary, including originals, or copies or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b)

Costamare Inc.
October 19, 2010

_______________________________________

the accuracy of the factual representations made to us by officers and other representatives of the Company.

          This opinion is limited to the tax laws of the Republic of the Marshall Islands and the tax laws of the Republic of Liberia and is as of the effective date of the Registration Statement. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

          Based on the facts as set forth in the Prospectus and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Tax Considerations” therein, and having regard to legal considerations which we deem relevant, we hereby confirm that the opinions attributed to Cozen O’Connor set forth in the Prospectus under the captions “Marshall Islands Tax Considerations” and “Liberian Tax Considerations”, are the opinions of Cozen O’Connor and accurately state our views as to the tax matters discussed in such sections of the Prospectus. In addition, such opinions fairly present the information expected to be relevant to holders of the common stock of the Company offered pursuant to the Prospectus and fairly summarize the matters referred to therein.

          Our opinions as set forth in the Prospectus are based on the current provisions of Marshall Island law and Liberian law, which may changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our name in the Prospectus under the captions “Marshall Islands Tax Considerations” and “Liberian Tax Considerations”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ COZEN O’CONNOR